Gaming Partners International Corporation Acquires The Blue Chip Company's Manufacturing Assets as Part of Its On-going Product Growth Strategy

LAS VEGAS, June 7, 2013 /PRNewswire/ -- Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced today that it purchased certain assets of The Blue Chip Company, LLC, a privately-held manufacturer of compression-molded gaming chips. This transaction is part of GPIC's previously announced strategy to use its strong cash position to acquire companies, products or technologies to enable it to grow its product offerings.

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"We are pleased to acquire Blue Chip's product portfolio," commented Gregory Gronau, GPIC's President and Chief Executive Officer. "This acquisition unites sister compression-molded clay chip products developed by the Endy brothers, Paul and Charlie. It enables GPIC to expand its suite of currency product offerings to new and existing customers, while continuing to serve the market with our premium Paulson clay chip products."

Charlie Endy, Blue Chip's Managing Member, remarked, "On behalf of The Blue Chip Company, we are pleased to complete this transaction with GPIC. We are confident in their ability to continue to support our customer base and grow the brand."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino chips and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof, fulfillment of product orders, and the long-term growth and prospects of our business. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate and integrate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2012, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For Further Information Contact:

Gregory S. Gronau, President and Chief Executive Officer
PH: 702.384.2425
FX: 702.384.1965